UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2015

KYTHERA

BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35663	03-0552903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30930 Russell Ranch Road, Third Floor

Westlake Village, California 91362

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (818) 587-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On January 16, 2015 (the “Effective Date”), KYTHERA Biopharmaceuticals, Inc. (the “Company”) entered into a Distribution Services Agreement (the “Agreement”) with Besse Medical, a division of ASD Specialty Healthcare, Inc. (the “Distributor”), for the distribution of ATX-101, the Company’s product candidate (the “Product”). Pursuant to the Agreement, the Company has appointed the Distributor as the exclusive reseller of the Product in the United States, subject to the Company’s ability to effect direct sales to healthcare providers, and has agreed to sell the Product to the Distributor at a fixed price, subject to certain adjustments and cost-sharing provisions. Other than nominal up-front and program-related fees, the Company will not be liable to the Distributor for any fees under the Agreement unless and until the date that the U.S. Food and Drug Administration (the “FDA”) approves the Company’s New Drug Application (the “Approval Date”) for ATX-101. Commencing on the Approval Date, the Distributor has agreed, subject to certain conditions, to purchase a minimum amount of the Product for a period of 12 months after the Approval Date.

The term of the Agreement runs through the three-year anniversary of the Effective Date, with consecutive automatic extensions of one year unless either party provides written notice of its intent not to renew the Agreement at least 180 days prior to the expiration of the then-current term. The Agreement may also be terminated by either party in the event of an uncured material breach by or the insolvency of the other party.

The Agreement contains, among other provisions, customary representations and warranties by the parties, a grant to the Distributor of certain limited license rights to the Company’s trademark rights in connection with the Distributor’s performance of the services under the Agreement, customary payment and delivery terms, certain indemnification rights in favor of both parties, limitations of liability and customary confidentiality provisions.

The foregoing description of the material terms of the Agreement is qualified in its entirety by the terms of the Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2015	KYTHERA BIOPHARMACEUTICALS, INC.

By:
/s/ John W. Smither
John W. Smither
Chief Financial Officer

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